Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Spectra Energy Partners, LP on Form S-1 of our report dated March 27, 2007 related to the financial statements of Gulfstream Natural Gas System, LLC as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Houston, Texas
March 27, 2007